Exhibit 1

The name of the Reporting Person is ComVest Investment Partners III, LP, a Delaware limited partnership (“ComVest”). ComVest III Partners, LLC is a Delaware limited liability company and is its general partner. The managing members of ComVest III Partners, LLC are Michael Falk and Robert L. Priddy.

JOINT FILING AGREEMENT

The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13G and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of AIRTRAN Holdings, Inc. and hereby affirm that this Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 18, 2009

ComVest Investment Partners III, LP

By:	ComVest III Partners, LLC,
its general partner

By:	/s/ Cecilio M. Rodriguez
Cecilio M. Rodriguez, CFO

ComVest III Partners, LLC

By:	/s/ Cecilio M. Rodriguez
Name: Cecilio M. Rodriguez
Title: Treasurer

By:	/s/ Michael S. Falk
Michael S. Falk, individually

By:	/s/ Robert L. Priddy
Robert L. Priddy, individually